EXHIBIT 21.01

SEMPRA ENERGY
Schedule of Significant Subsidiaries at December 31, 2000


                                      State of Incorporation
Subsidiary                            or Other Jurisdiction
----------                            ----------------------

Chilquinta Energia, S.A.                  Chile

Luz del Sur, S.A.A.                       Peru

San Diego Gas & Electric Company          California

Sempra Energy Financial                   California

Sempra Energy Global Enterprises          California

Sempra Energy International               California

Sempra Energy Resources                   California

Sempra Energy Services                    Texas

Sempra Energy Trading Corp.               Delaware

Southern California Gas Company           California